Exhibit 4.3.1

Advertising Agency Agreement

Party A: Beijing Television Station

Party B: Shangxing Media Co., Ltd.

Based on friendly negotiation, Party A and Party B has agreed that Party B will be the exclusive advertising agency (excluding public-interest advertisements) for Party A’s sport channel (the “Sport Channel”) from June 1 2012 to December 31, 2014, and parties have reached the following agreements regarding the exclusive advertising agency (this “Agreement”):

I.	Scope of Agency:

1.	Form of advertisements:

(1)	Advertisements during ordinary time period (6:00 am -1:30 am next day) on the Sport Channel;

(2)	Advertisements for the ordinary programs of the Sport Channel including the Sport News;

(3)	All advertisements for all the games and matches on the Sport Channel, including the advertisements before, during and after the games and matches, and the advertisements for the live broadcasts of games and matches from 1:30 am to 6:00 am;

(4)	Special form advertisements, special ordered broadcasting, sponsor advertisements and naming advertisements (the design of which shall be in consistent with relevant requirements of Party A and subject to the approval of Party A);

(5)	Soft advertisements, background board, host platform, logo, team, and banners (the design of which shall be in consistent with the relevant requirements of Party A and subject to the approval of Party A).

2.	Length of Advertisements:

According to Circular 61 of the State Administration of Radio, Film and Television and other regulations regarding the control of the length of advertisements, the length of commercial advertisements per hour shall not exceed *** minutes; and from 19:00 to 21:00, the length of commercial advertisements per hour shall not exceed *** minutes.

3.	Party A acknowledges that with regard to the projects subject to the exclusive agency of Party B, Party B has sole discretion to promote, price and operate such projects.

4.	Given the uncertainty in live broadcasts of games and matches, the time and length of such advertisements shall be determined through the negotiation of parties, provided that the principle in Circular 61 of the State Administration of Radio, Film and Television and other regulations is not violated.

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*** - Information omitted and provided under separate cover to the Commission pursuant to Rule 83

5.	Party A shall operate the public-interest advertisements and shall procure that no hard advertisement is contained in such public-interest advertisements.

6.	Short message interactive and guessing contest shall be subject to the regulations of Party A.

7.	Party B shall not enjoy relevant favorite policy within the term of this agreement.

8.	From June 2012 to December 2012, based on the previous practice, Party B agrees that the pre-program advertisements shall be performed according to the previous agreement. Parties shall negotiate the terms and conditions on the performance of such advertisements for the period from January 2013 to December 2014.

II.	Payment of the Agency Fee

1.	The total amount of the agency fee payable by Party B is RMB [***million] (Renminbi [***million)].

2.	Party B shall pay the monthly agency fee in the amount of RMB [***million] before the twentieth day of each previous month. Party B shall pay a penalty of 0.2% of such amount per day. Party A shall have the right to unilaterally terminate this Agreement if the payment is 15 days overdue and the security deposit paid in advance shall not be refunded. If this Agreement is terminated according to the foregoing sentence, the advertisement agency right of Party B shall be terminated and Party A can stop to display the advertisements of Party B. Party A shall assume no responsibility for the above termination.

III.	Party B shall observe the relevant requirements and standards of Party A during the term of this Agreement. Party B shall not sell the advertisements by way of cost per rating point. If Party A discovers any breach of the relevant standard by Party B, Party A shall have the right to terminate this Agreement and withhold the security deposit without any responsibility.

IV.	Parties shall strictly perform the terms of the executed agreement and display the advertisements on time. Party A shall use its best effort to notify Party B in advance if the advertisements are not displayed on time in special circumstances, and parties shall negotiate to resolve in such circumstances. If the advertisements are not displayed or wrongly displayed due to reasons attributable to Party A, Party A shall compensate Party B by display such advertisements again.

V.	The content of the advertisements provided by Party B to Party A shall meet the requirement of the Advertisement Law of the People’s Republic of China, the regulations of the Beijing municipal government and Party A and the socialist ideological and ethical progress.

1.	If Party A finds that the advertisements provided by Party B cannot be displayed, Party A shall have the right to require Party B to revise accordingly. Party A is entitled to refuse display such revised advertisements and bear no responsibility if the revised advertisement still cannot be displayed.

2.	Party B shall procure that the advertisements it provided do not violate any law or infringe any legal right of a third party. If the display of such advertisements causes any administrative penalty or third party claim, Party B shall handle the above matters and be liable for relevant expense, including but not limited to administrative fine, litigation fees, lawyer fees and business travel expense. Party B shall also indemnify all the loss suffered by Party A.

Confidential Treatment Requested by Charm Communications Inc.

*** - Information omitted and provided under separate cover to the Commission pursuant to Rule 83

3.	Parties may exempt part of or all of their responsibility accordingly if force majeure events happens.

Force majeure events in this Agreement shall mean objective events which are unpredictable, unavoidable and insuperable, including nature disasters, such as earthquake, typhoon, flood, volcano explosion and change of sunspot, etc, and social phenomena, such as political events, orders of relevant government authorities, change of relevant national policy, war, riot, strike, and etc.

In cases of force majeure event, the affected party shall inform the other party and present effective evidence to the other party within 15 days as applicable. If either party cannot perform this Agreement, parties may negotiate to terminate or amend this Agreement.

VI.	If Party B raises objection regarding the display of the advertisements, Party B shall make such objection to Party A with the video record within one month of such display; otherwise, it shall be deemed that Party B has no objection and Party A has performed its obligation.

VII.	Neither party may disclose the content of this agreement and the relevant advertisement content to any third party, unless such disclosure is made to relevant supervision authority during the process of ordinary supervision activity.

VIII.	This Agreement shall not be withdrawn upon execution. Party A shall not assume any responsibility if part of or all of this Agreement cannot be performed, but Party A shall deliver to Party B valid evidence and refund Party B with the remaining advertisement fees.

IX.	Parties agree that upon expiration of this Agreement, Party B shall have priority to renew this Agreement under the same condition.

X.	Parties shall negotiate friendly to resolve any dispute based on the principle of good faith. Either party may submit the dispute to the court of Party A’s residence.

XI.	This Agreement is executed in five counterparts. Party A shall hold three counterparts and Party B shall hold two counterparts. This Agreement shall become effective once parties affix their chops. Matters not mentioned in this Agreement shall be resolved by parties through negotiation.

Party A: Beijing Television Station

Address: No. A 98, Jianguo Road, Chaoyang District, Beijing

Account Name: Beijing Television Station

Sign: /s/ Beijing Televsion Station

Chop:

May 11, 2012

Confidential Treatment Requested by Charm Communications Inc.

*** - Information omitted and provided under separate cover to the Commission pursuant to Rule 83

Party B: Shangxing Media Co., Ltd.

Address:

Account Name:

Sign: /s/ Shangxing Media Co., Ltd.

Chop:

May 12, 2012

Confidential Treatment Requested by Charm Communications Inc.

*** - Information omitted and provided under separate cover to the Commission pursuant to Rule 83

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